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                                                                       Exhibit 5


                               November 26, 1997


Argo-Tech Corporation
23555 Euclid Avenue
Cleveland, Ohio 44117

        Re:     8 5/8% Senior Subordinated Notes due 2007
                -----------------------------------------

Ladies and Gentlemen:

     We are acting as counsel for Argo-Tech Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance of $140,000,000 aggregate principal amount of the Company's 8 5/8% Senior Subordinated Notes Due 2007 (the "Notes") pursuant to an Indenture, dated as of September 26, 1997 (the "Indenture"), between the Company, Argo-Tech Corporation (Aftermarket), Argo-Tech Corporation (HBP,) Argo-Tech Corporation (OEM) and the J.C. Carter Company, Inc. (the "Subsidiary Guarantors") and Harris Trust and Savings Bank, as Trustee (the "Trustee"), and an Exchange and Registration Rights Agreement, dated as of September 26, 1997, by and among the Company, the Subsidiary Guarantors and Chase Securities Inc. (the "Registration Rights Agreement").

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Notes have been duly authorized, and when duly executed by authorized officers of the Company and the Subsidiary Guarantors, authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement, will be binding obligations of the Company and the Subsidiary Guarantors, entitled to the benefits of the Indenture.

        We hereby consent to the filing of this opinion as Exhibit 5 to Amendment No. 1 of the Registration Statement on Form S-1 filed by the Company to effect registration of the Notes under the Securities Act of 1933 (Registration No. 333-38223) and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                        Very truly yours,


                                        Jones, Day, Reavis & Pogue